As filed with the Securities and Exchange Commission on October 30, 2002
Registration No. 333-92424

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMGEN INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3540776
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Amgen Center Drive
Thousand Oaks, California 91320-1789
(805) 447-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Amgen Inc. Amended and Restated 1993 Equity Incentive Plan (formerly known as the Immunex Corporation 1993 Stock Option Plan)
Amgen Inc. Amended and Restated 1999 Equity Incentive Plan (formerly known as the Immunex Corporation 1999 Stock Option Plan)
Amgen Inc. Amended and Restated 1999 Employee Stock Purchase Plan (formerly known as the Immunex Corporation 1999 Employee Stock Purchase Plan)
Immunex Corporation Stock Option Plan for Nonemployee Directors
Amgen Inc. Profit Sharing 401(k) Plan and Trust (formerly known as the Immunex Corporation Profit Sharing 401(k) Plan and Trust)

(Full title of the Plans)

Steven M. Odre, Esq.
Senior Vice President, General Counsel and Secretary
One Amgen Center Drive
Thousand Oaks, California 91320-1789
(805) 447-1000

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Gary Olson, Esq.
Charles Ruck, Esq.
Latham & Watkins
633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
(213) 485-1234

Total pages 89
Index to Exhibits on Page 5

EXPLANATORY NOTE

Amgen Inc., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Post-Effective Amendment”) to deregister certain shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), that were originally registered pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 16, 2002, File No. 333-92424 (the “Registration Statement”).

In connection with the merger of AMS Acquisition Inc. (“AMS”), a wholly owned subsidiary of the Company, with Immunex Corporation (the “Merger”), the Company registered 40,099,696 shares of its Common Stock (“Shares”) for issuance under several plans that the Company assumed or continued in connection with the Merger and listed on the Registration Statement (the “Plans”). Conversion ratios established in connection with the Merger were used to estimate the numbers of Shares that, as of the closing of the Merger, were subject to outstanding awards or rights that were assumed or were available for future issuance by the Company under the Plans. The Company subsequently determined that such estimates, as reflected in the Registration Statement, overstated the number of Shares registered as issuable under the Amgen Inc. Amended and Restated 1993 Equity Incentive Plan (the “1993 Plan”) and the Amgen Inc. Amended and Restated 1999 Equity Incentive Plan (the “1999 Plan”) by 17,366 shares and 550 shares, respectively. Accordingly, this Post-Effective Amendment is being filed to deregister 17,916 Shares previously registered pursuant to the Registration Statement, consisting of 17,366 Shares registered for issuance under the 1993 Plan and 550 Shares registered for issuance under the 1999 Plan. This Post-Effective Amendment shall not affect the remaining Shares registered pursuant to the Registration Statement, and the effectiveness of the Registration Statement as to the 40,081,780 Shares issuable under the Plans shall continue unaffected by this Post-Effective Amendment.

This Post-Effective Amendment also is being filed to attach as exhibits copies of the 1993 Plan, the 1999 Plan and the Amgen Inc. Amended and Restated 1999 Employee Stock Purchase Plan that include updated provisions setting forth the numbers of Shares available for issuance under such plans. Such numbers, as reflected in the forms of such plans originally attached as exhibits to the Registration Statement, reflected estimates prepared for purposes of filing the Registration Statement.

The Registration Statement remains in effect in all other respects.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on the 30th day of October, 2002.

AMGEN INC.

By:	/s/ STEVEN M. ODRE
Steven M. Odre Senior Vice President, General Counsel and Secretary

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Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated effective as of October 30, 2002:

Signature		Title

* Kevin W. Sharer		Chairman, Chief Executive Officer, President and Director

* Richard D. Nanula		Executive Vice President, Finance, Strategy and Communications, and Chief Financial Officer

* Barry D. Schehr		Vice President, Financial Operations, and Chief Accounting Officer

* David Baltimore		Director

* Frank J. Biondi, Jr.		Director

* Jerry D. Choate		Director

Edward V. Fritzky		Director

* Frederick W. Gluck		Director

* Franklin P. Johnson, Jr.		Director

* Steven Lazarus		Director

* Gilbert S. Omenn		Director

* Judith C. Pelham		Director

* J. Paul Reason		Director

* Donald B. Rice		Director

* Patricia C. Sueltz		Director

*By:	/s/ STEVEN M. ODRE Steven M. Odre Attorney-in-fact

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INDEX TO EXHIBITS

SEQUENTIALLY NUMBERED EXHIBIT	DESCRIPTION
10.1*	Amgen Inc. Amended and Restated 1993 Equity Incentive Plan (formerly known as the Immunex Corporation 1993 Stock Option Plan).
10.2*	Amgen Inc. Amended and Restated 1999 Equity Incentive Plan (formerly known as the Immunex Corporation 1999 Stock Option Plan).
10.3*	Amgen Inc. Amended and Restated 1999 Employee Stock Purchase Plan (formerly known as the Immunex Corporation 1999 Employee Stock Purchase Plan).

*  Filed herewith.

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